Exhibit 99.1

News

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IMMEDIATE RELEASE

FORD REPORTS 2nd QUARTER NET PROFIT OF $417 MILLION, ON TRACK FOR FULL YEAR

•	Second quarter net income of $417 million, or 22 cents a share.

•	Automotive cash, marketable securities, loaned securities and VEBA assets of $28.7 billion — up $3.4 billion from year-end 2002.

•	Achieved more than $1.9 billion* in automotive cost performance improvement during first half of 2003 — more than triple the company’s full year target.

DEARBORN, Mich., July 16 — Ford Motor Company [NYSE: F] today reported net income of $417 million, or 22 cents a share, for the second quarter of 2003.

This compares with net income of $570 million, or 29 cents a share, in the second quarter of 2002.

Ford had pre-tax profits of $718 million during the second quarter of 2003, compared with pre-tax profits of $1 billion in the second quarter of 2002.

During the first half of 2003, Ford had pre-tax profits of $2.1 billion, compared with pre-tax profits of $1 billion during the same period a year ago.

* See page 5 of release for reconciliation to GAAP

Second quarter 2003 revenue declined to $40.7 billion from $42.2 billion in the second quarter of 2002. Worldwide vehicle unit sales in the 2003 second quarter were 1,717,000, down about 7 percent from 1,854,000 a year ago.

“Our second quarter financial performance and our achievements in the past 18 months since we announced our Revitalization Plan demonstrate that we are delivering the results that are needed to keep the company solidly on track,” said Bill Ford, chairman and CEO. “We remain committed to our product-led Revitalization Plan, and we are moving ahead as promised with an exciting lineup of new vehicles coming to market — the first of which is the new Ford F-150 pickup, arriving in dealerships very soon.”

AUTOMOTIVE SECTOR

On a pre-tax basis, Ford’s worldwide automotive sector reported a profit of $3 million during the second quarter of 2003, compared with earnings of $403 million a year ago.

Worldwide automotive revenue declined by $1 billion from $35.2 billion during the second quarter of 2002 to $34.2 billion in the second quarter of 2003.

Automotive cash, marketable securities, loaned securities and Voluntary Employee Beneficiary Association (VEBA) assets at June 30 rose to $28.7 billion, up from $26.6 billion at the end of the first quarter, and up from $25.3 billion at the end of 2002.

NORTH AMERICA AUTOMOTIVE

North America Automotive reported a profit of $445 million on a pre-tax basis, compared with a pre-tax profit of $921 million in the second quarter of 2002. The decline reflected lower production volume and lower net pricing, offset partially by strong cost performance.

North America Automotive revenue in the second quarter of 2003 was $20.7 billion, down about 10 percent from $23.1 billion in the second quarter of 2002. North America vehicle unit sales were down 12.5 percent in the second quarter of 2003 when compared with the second quarter of 2002.

INTERNATIONAL AUTOMOTIVE

The 2003 second-quarter pre-tax loss for International Automotive was $411 million, compared with a loss of $371 million during the second quarter of 2002.

Second-quarter 2003 revenue for International Automotive increased to $13.5 billion, compared with $11.8 billion during the second quarter last year.

Ford Europe: Ford Europe incurred a pre-tax loss of $525 million in the second quarter of 2003, compared with a pre-tax loss of $18 million during the same period a year ago. The decline in earnings is primarily explained by lower net pricing, unfavorable mix, lower industry volume and dealer stock reductions, offset partially by improved cost performance and market share. Ford Europe’s revenue in the second quarter rose 6 percent to $5.2 billion, compared with $4.9 billion during the second quarter of 2002.

Ford South America: The pre-tax loss for Ford South America narrowed to $69 million during the second quarter from a loss of $198 million during the second quarter a year ago, primarily reflecting favorable exchange (largely the non-recurrence of currency devaluation a year ago), improved net pricing and market share. Revenue in South America was $435 million in the second quarter, compared with $426 million in the second quarter of 2002.

Ford Asia-Pacific: During the second quarter of 2003, Ford Asia-Pacific incurred a pre-tax loss of $28 million, compared with a pre-tax loss of $53 million in the 2002 second quarter. The improvement reflected favorable net pricing and the successful launch of the new Australian Falcon. Revenue rose to $1.4 billion, compared with $1.0 billion during the second quarter of 2002.

Premier Automotive Group (PAG): PAG reported pre-tax earnings of $166 million in the second quarter of 2003, compared with a pre-tax loss of $122 million during the second quarter of 2002. PAG benefited from both cost and revenue improvements, with growing market acceptance of the Volvo XC90 and the recently introduced Jaguar XJ. Second-quarter revenue for PAG was $6.4 billion, up from $5.5 billion a year ago.

FORD CREDIT

Ford Motor Credit Company reported net income of $401 million in the second quarter of 2003, up $71 million from earnings of $330 million in the same period a year earlier. On a pre-tax basis, Ford Credit earned $661 million in the second quarter of 2003 compared with $519 million in the second quarter of 2002. The increase in earnings primarily reflects higher income related to securitizations and a lower provision for credit losses, offset partially by the impact of lower receivables.

HERTZ

Hertz reported pre-tax earnings of $57 million in the second quarter, compared with $72 million during the same period a year ago. Strong cost performance was more than offset by unfavorable pricing and lower volume.

OUTLOOK

“Once again, we have proven that we are committed to our financial milestones,” said Allan Gilmour, vice chairman. “We continue to surpass our cost performance targets, and we continue to strengthen the balance sheet. We are focused on achieving our goals and are working through the significant challenges we face during the second half of the year and 2004.”

Ford expects a loss of about 15 cents a share in the third quarter of 2003. This expectation reflects lower planned production volumes in the third quarter. The company remains committed to its full year earnings guidance of 70 cents a share. These guidance figures do not include adverse effects that are likely to occur from the adoption in the third quarter of a new accounting standard (Financial Interpretation 46), which requires consolidation of certain entities that were previously unconsolidated.

Investors and media can hear a review of second quarter results by Allan Gilmour, vice chairman and Don Leclair, newly appointed chief financial officer, via conference call at 800-299-0148 (617-801-9711 for international dial-in) or on the Internet at http://www.shareholder.ford.com. Supporting presentation material will be available at the same Internet address. The presentation will begin at 8:30 a.m. EDT, July 16.

Ford Motor Company, headquartered in Dearborn, Michigan, is the world’s second largest automaker, with approximately 335,000 employees in 200 markets on six continents. Its automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Credit, Quality Care and Hertz. Ford Motor Company celebrated its 100th anniversary on June 16, 2003.

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Statements included or incorporated by reference herein may constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	greater price competition in the U.S. and Europe resulting from currency fluctuations, industry overcapacity or other factors;

•	a significant decline in industry sales, particularly in the U.S. or Europe, resulting from slowing economic growth, geo-political events or other factors;

•	lower-than-anticipated market acceptance of new or existing products;

•	work stoppages at key Ford or supplier facilities or other interruptions of supplies;

•	the discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;

•	increased safety, emissions, fuel economy or other regulation resulting in higher costs and/or sales restrictions;

•	unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;

•	worse-than-assumed economic and demographic experience for our post-retirement benefit plans (e.g., investment returns, interest rates, health care cost trends, benefit improvements);

•	currency or commodity price fluctuations;

•	a market shift from truck sales in the U.S.;

•	economic difficulties in South America or Asia;

•	reduced availability of or higher prices for fuel;

•	labor or other constraints on our ability to restructure our business;

•	a change in our requirements under long-term supply arrangements under which we are obligated to purchase minimum quantities or pay minimum amounts;

•	a further credit rating downgrade;

•	inability to access debt or securitization markets around the world at competitive rates or in sufficient amounts;

•	higher-than-expected credit losses;

•	lower-than-anticipated residual values for leased vehicles;

•	increased price competition in the rental car industry and/or a general decline in business or leisure travel due to terrorist attacks, act of war or measures taken by governments in response thereto that negatively affect the travel industry; and

•	our inability to implement the Revitalization Plan.

*Reconciliation of Automotive Cost Performance To Cost Of Sales & Selling, Administrative &
Other Expense

	2nd Qtr.	1st Half
	(Bils.)	(Bils.)

Total 2002 Cost and Expenses	$(34.6)		$(66.8)
2003 B/(W) 2002
- Volume, Mix and Exchange-Related Cost Changes	$ (0.9)	$	(2.7)
- Automotive Year-Over-Year Cost Performance	$1.3		$1.9
B/(W) 2002	$0.4	$	(0.8)
Total 2003 Cost and Expenses	$(34.2)		$(67.6)